EXHIBIT 10.19


                        SEPARATION AGREEMENT AND RELEASE

            THIS SEPARATION AGREEMENT AND RELEASE (the "Agreement") is made and entered into by and between Nicholas L. Kottyan (hereinafter the "Employee") and CT Communications, Inc. (hereinafter the "Company") (collectively defined and referred to as the "Parties");

                              W I T N E S S E T H:

            WHEREAS, Employee is currently employed by the Company as Corporate Senior Vice President at the Company's Concord, North Carolina offices;

            WHEREAS, Employee's last day of employment with the Company shall be December 31, 1998;

            WHEREAS, the Parties desire to enter into this Agreement to conclude their employment relationship and resolve all matters by and among them, including but not limited to, any matters relating to Employee's employment relationship with and separation from the Company;

            NOW, THEREFORE, in consideration of the mutual provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

            1. Termination of Employment. The Parties agree that Employee's last day of employment with the Company shall be December 31, 1998, it being expressly understood that this Agreement is and will be enforceable and the Company will be in compliance with this provision 1 provided Employee is paid his regular salary and benefits through December 31, 1998, whether or not he actually performs any services for the Company during that period. The Parties further agree that prior to Employee's separation from employment on December 31, 1998, Employee will reasonably cooperate with the Company in the transition of his position responsibilities on an as-needed basis. Moreover, the Parties also agree that during the period January 1, 1999 through March 31, 1999, Employee agrees to consult with the Company on a limited, as-needed basis concerning post-transition issues that may arise with respect to subject matters that are within the current scope of his job duties and responsibilities.

            Except for Employee's opportunity to obtain continuation medical coverage as allowed by and pursuant to COBRA after December 31, 1998, Employee's rights to his regular benefits shall cease effective December 31, 1998, except that Employee shall not forfeit any bonus pay as set forth in provision 3 below, vested Long Term Incentive Plan benefits for the period through December 31, 1998, or vested 401K benefits. The Parties further acknowledge and agree that except for the confidentiality, non-compete and other post-employment obligations of Employee under the Change in Control Agreement signed by Employee on October 1, 1997 (the "Change




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in Control Agreement"), which obligations shall continue to remain in full force and effect, the Change in Control Agreement shall be terminated, effective December 31, 1998.

            2. Vacation Pay. Regardless of whether Employee signs this Agreement, Employee is entitled to receive eighty (80) hours of accrued but unused vacation pay in a lump sum amount of $6,461.54, less appropriate deductions required by law for the payment of wages, including for state and federal taxes and FICA, payable by the Company to Employee on or before the next available payday following December 31, 1998.

            3. Bonus Pay. In exchange for the release set forth in provision 6 below and the other terms and conditions of this Agreement, the Company agrees that, despite Employee's separation from employment effective December 31, 1998, following the Effective Date of this Agreement (as defined in provision 13 below), Employee shall receive payment for: (a) his 1998 Annual Incentive Program Bonus for the period through December 31, 1998; and (b) the vested portion of his bonus and other compensation under the Company's Long Term Incentive Plan ("LTIP") for the period through December 31, 1998. The Company agrees that the vesting period for the outstanding, non-lapsed options and outstanding, non-lapsed restricted shares granted to Employee under any Company stock option agreement, the Company's 1998 Annual Incentive Program Bonus and the LTIP prior to December 31, 1998 shall be extended through March 1, 1999. Employee and the Company acknowledge and agree that no options or restricted shares granted to Employee by the Company shall vest after March 1, 1999. Employee further acknowledges and agrees that as set forth in Employee's Company stock option plan documents, if he desires, Employee will be required to exercise all outstanding, non-lapsed stock options with the Company within ninety (90) days following his separation from employment with the Company, effective December 31, 1998. Such bonus amounts shall be paid less appropriate deductions required by law for the payment of wages, including for state and federal taxes and FICA, payable to Employee pursuant to the terms of each such plan at the same time and in the same manner as all other Annual Incentive Program Bonus and LTIP payments are made by the Company to employees, if any. The Company agrees that at the time of its payment of Employee's Annual Incentive Program Bonus and LTIP compensation to him, the Company will provide him with a compensation schedule detailing the Annual Incentive Program Bonus and LTIP calculations, as applicable for each payment. In addition, a schedule listing the outstanding, non-lapsed stock options and outstanding, non-lapsed restricted shares granted to Employee under any Company stock option agreement, the Company's 1998 Annual Incentive Program Bonus and the LTIP prior to December 31, 1998 is attached as Exhibit A.

            4. Severance. In exchange for the release set forth in provision 6 below and the other terms and conditions of this Agreement, the Company agrees that, following the Effective Date of this Agreement (as defined in provision 13 below), the Company shall pay salary continuation to Employee for a ninety (90) day period from January 1, 1999 through March 31, 1999 based on Employee's current base salary rate of $3,230.77 per week. The Company further agrees that in the event that Employee has not accepted or begun work as an employee, consultant, independent contractor or otherwise with another company, entity or person, has not started his own business/company, or has not become self-employed by March 31, 1999, the Company shall pay salary continuation to Employee beginning on April 1, 1999 for an additional



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six (6) month period through September 30, 1999 or until Employee accepts or begins other work, starts his own business/company or becomes otherwise self-employed, whichever is earlier, based on Employee's current base salary rate of $3,230.77 per week. All payments to Employee pursuant to this provision 4 shall be made by the Company at the same time and in the same manner as Employee's prior salary payments, less appropriate deductions required by law for the payment of wages, including for state and federal taxes and FICA.

            As an additional condition precedent to Employee's eligibility to receive the salary continuation payments set forth in this provision 4 after March 31, 1999, Employee shall be required to provide written confirmation to Vice President, Human Resources Richard Garner, Jr. to be received by Mr. Garner on or before the 10th of each month beginning in April 1999 through September 1999, detailing his then work status and whether Employee has accepted or begun work as an employee, consultant, independent contractor or otherwise with another company, entity or person, has started his own business/company, or has become self-employed following his separation from employment with the Company, effective December 31, 1998. In the event that Employee fails to provide such notice during the periods required or employee misrepresents or omits his actual work status in such notices, Employee shall forfeit at the time of the breach the right to any additional severance pay under this provision 4, and Employee shall be required to refund to the Company and the Company shall be entitled to recover of Employee the amount of severance pay already paid to or on behalf of Employee by the Company under this Agreement for the period following the date of Employee's breach by failure to provide timely notice or misrepresentation or omission of his work status. Moreover, Employee agrees that in the event of any such breach by Employee's failure to provide timely notice or misrepresentation or omission of his work status, the Company shall be entitled to costs and reasonable attorneys' fees incurred relating to any proceeding to enforce or collect a refund of the amounts set forth in this provision.

            5. No Other Payments or Benefits. As set forth in Employee's Company stock option plan documents, Employee acknowledges that, if he desires, he will be required to exercise all outstanding, non-lapsed stock options with the Company within ninety (90) days following his separation from employment with the Company, effective December 31, 1998. In addition, except for the payments described above in this Agreement and Employee's general right to elect certain coverage continuation under COBRA, Employee acknowledges that he is entitled to no additional wages, pay, payments, commissions, bonuses, compensation, consideration or benefits of any kind from the Company beyond December 31, 1998, except that Employee shall not forfeit any vested 401K or vested LTIP benefits with the Company.

            6. Release. For and in consideration of the severance, bonus pay and other benefits provided to Employee by the Company and the other terms and conditions of this Agreement, Employee, being of lawful age, does release and discharge, and by these presents does for himself, his heirs, executors, administrators, personal representatives and assigns, release, acquit and forever discharge the Company, its affiliates, parents, subsidiaries and divisions, as well as such entities' respective officers, directors, employees, shareholders, agents, administrators, successors, assigns and representatives (collectively the "Releasees") of and from any and all claims, actions, causes of action, charges, demands, losses and any other damages of every kind,



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nature and description whatsoever, whenever they arose, including but not limited to, any claims that he has, may have or may have had arising from his employment with or his separation of employment from the Company, any claims of discrimination, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq., the Americans with Disabilities Act, the North Carolina Handicapped Persons Protection Act and the North Carolina Equal Employment Practices Act, and any and all other claims, whether under tort or contract, or under statute or otherwise (collectively "Such Claims"). Employee further agrees not to sue the Releasees on or for any Such Claims or to assert any Such Claims against the Releasees in any administrative or court action or otherwise.

            7. No Future Contact. Employee acknowledges and agrees that his current employment relationship with the Company has been permanently and irrevocably severed and that the Company and the Releasees have no obligation, contractual or otherwise, to engage, hire, rehire or reemploy him for employment, as an independent contractor or otherwise in the future. Employee also agrees not to apply for employment or contract work with the Company or any of its affiliates, parents, subsidiaries or divisions in the future.

            8. Confidentiality. The Parties agree that the terms of this Agreement shall remain confidential. The Company may disclose the terms of this Agreement to officers, directors, shareholders and management level employees of the Company, to professionals representing it, to its insurance agents and carriers, and to affiliates and employees of the same with a need to know or in order to give effect to this Agreement. The Company may also disclose the terms of this Agreement in its proxy statement as required by law. Employee may disclose this Agreement only to immediate family members, to professionals representing him and to affiliates and employees of the same with a need to know. Otherwise, the Parties shall not disclose the terms of this Agreement to anyone, except as may be required by law. Employee agrees that following Employee's separation from employment and the presentation of this Agreement to him for consideration, he will not criticize or make any disparaging remarks about the Company, its services or products, or any of its respective officers, directors, agents or employees to any Company customer or other third party. The Company agrees that following Employee's separation from employment and the presentation of this Agreement to him for consideration, President and Chief Executive Officer Michael Coltrane will not criticize or make any disparaging remarks about Employee's performance with the Company to any Company customer or other third party.

            9. Additional Ongoing Obligations. Employee hereby acknowledges and agrees that all confidentiality, non-compete and similar post-employment obligations previously agreed to by the Parties during his employment with the Company, if any, including but not limited to the terms of Sections II and III of his Change In Control Agreement attached as Exhibit B, shall continue to remain in full force and effect. Employee also acknowledges and agrees that any breach by him of those post-employment obligations, including but not limited to the terms of Sections II and III of his Change In Control Agreement attached as Exhibit B, shall be deemed to be a breach by Employee of this Agreement.




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            10. Breach. In the event of any breach or threatened breach of provisions 8 or 9 of this Agreement by Employee, the Company shall be entitled to an injunction, without bond, restraining such breach, and costs and reasonable attorneys' fees relating to any such proceeding or any other legal action to enforce those sections of the Agreement, but nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to if for such breach or threatened breach.

            Moreover, Employee also agrees that if Employee breaches any of provisions 6, 7, 8 or 9 above, Employee shall be required to refund to the Company and the Company shall be entitled to recover of Employee 90% of the amount of severance pay already paid to or on behalf of Employee by the Company under this Agreement at the time of the breach, and Employee shall forfeit at the time of the breach the right to any additional severance pay under the Agreement, except that if the breach occurs before the outstanding severance payments set forth in provision 4 are made, Employee shall be entitled to receive 10% of the severance pay set forth in provision 4 and nothing more. In such case, the Parties agree that the release contained in provision 4 and the termination of Employee shall remain valid and enforceable based upon the consideration actually paid. Moreover, Employee agrees that in the event of any such breach, the Company shall be entitled to costs and reasonable attorneys' fees relating to any proceeding to enforce or collect a refund of the amounts set forth in this provision. The Company agrees that in the event the Company breaches any of provisions 1, 2, 3 or 4 above, Employee shall be entitled to costs and reasonable attorneys' fees relating to any proceeding to enforce those sections of the Agreement.

            11. Acknowledgment by Employee. The Company specifically advises Employee to consult a lawyer before signing this Agreement concerning the terms of this Agreement and his rights under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq. Employee acknowledges that he has carefully read this Agreement, that he knows and understands the contents of this Agreement, that he has had ample opportunity to review the terms of this Agreement, that he is under no pressure to execute this Agreement, that he has consulted with or had the opportunity to consult with a lawyer regarding this Agreement, and that he executes this Agreement of his own free will.

            12. Waiting Period. Employee hereby acknowledges and understands that after receiving this Agreement from the Company, he shall have at least twenty-one (21) days to consider signing this Agreement, and is further aware of his right to consult with an attorney prior to signing this Agreement. If Employee elects not to take twenty-one (21) days to sign this Agreement, Employee acknowledges that the period of time used by him prior to signing this Agreement was ample time to consider and review this Agreement, it being expressly understood that the Company is imposing no requirement or duress on Employee to take less than twenty-one (21) days. If Employee does not sign this Agreement within twenty-one (21) days of presentation by the Company, he further acknowledges that the Company has the option to withdraw its offer set forth in this Agreement.

            13. Revocation Rights. Employee acknowledges and understands that he shall have seven (7) days from the date this Agreement is signed by him to revoke this Agreement by


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advising the Company in writing of the revocation. If the Agreement is not revoked within seven (7) days from the signing of this Agreement by Employee, this Agreement shall become effective and enforceable as to all Parties on the eighth day following the signing of this Agreement by all Parties (the "Effective Date"). If Employee revokes or elects not to sign this Agreement, such revocation or election shall in no way alter or affect Employee's last day of employment with the Company, which shall be December 31, 1998.

            14. No Admissions. This Agreement does not constitute any admission by the Company, the Releasees or Employee of any violation by them of any contract, agreement, plan, statute, ordinance, constitutional provision or other law, and this Agreement shall in no manner be deemed an admission, finding, or indication for any purpose whatsoever that the Company, the Releasees or Employee have at any time, including the present, committed any unlawful acts against each other or treated each other unfairly or improperly in any way. Employee, the Company and the Releasees further understand and acknowledge that they enter into this Agreement solely to resolve all matters between the Parties in an amicable fashion.

            15. Governing Law. This Agreement shall be deemed to be a contract made under, and for all purposes shall be governed by and construed in accordance with, the internal laws and judicial decisions of the State of North Carolina.

            16. Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

            17. Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter contained herein and supersedes any and all prior and contemporaneous agreements, representations and understandings of the Parties related to the subject matters hereof. Moreover, this Agreement shall not be modified or amended unless executed in writing by each of the Parties hereto. Notwithstanding the foregoing, nothing contained herein shall prevent or restrain in any manner the Company from instituting an action or claim in court, or such other forum as may be appropriate, to enforce the terms of the post- employment confidentiality and non-compete obligations of Employee set forth in the Change In Control Agreement or any similar agreement relating to the Company's confidential or proprietary business information or trade secrets, to protect the Company's proprietary or confidential business information or trade secrets, to enforce or protect the Company's patent, copyright, trademark or trade name rights, to redress claims of product disparagement or trade libel, or to protect the Company's reasonable business expectations or relations with third parties.



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            IN WITNESS WHEREOF, the undersigned hereto set their hands and seals as of the dates set forth below.


            Signed and executed this the 14th day of January, 1999.


                                    By: /s/ Nicholas L. Kottyan    (SEAL)
                                       -----------------------------
                                        Nicholas L. Kottyan



            Signed and executed this the 15th day of January, 1999.

                                    CT COMMUNICATIONS, INC.


                                    By: /s/ Richard L. Garner, Jr. (SEAL)
                                       -----------------------------



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